Guess? Announces Finance Reorganization and Appointment of Markus Neubrand as Chief Financial Officer

LOS ANGELES, May 2, 2023 — Guess?, Inc. (NYSE: GES) today announced that Markus Neubrand, currently Group Chief Financial Officer of MCM Worldwide (MCM Global AG), has been appointed Chief Financial Officer of Guess?, effective August 1, 2023. Mr. Neubrand will succeed Interim Chief Financial Officer Dennis Secor, who will remain with the Company as Executive Vice President through March 31, 2024 to support a smooth transition. In addition, Fabrice Benarouche has been promoted to Senior Vice President Finance, Investor Relations and Chief Accounting Officer, effective immediately.

Carlos Alberini, Chief Executive Officer, commented, “After a rigorous search process, we are thrilled to welcome Markus as our Company’s next Chief Financial Officer. Markus is an accomplished finance and operating executive who also brings deep apparel industry experience and strong leadership, operational and strategy skills. We look forward to partnering with him as our team continues to execute our business plan and build on the momentum we have generated from our transformation strategy and the elevation of our brands.”

Mr. Alberini added, “We are also pleased to recognize Fabrice’s contributions to Guess? with his promotion and expanded responsibilities. In addition, on behalf of everyone at Guess?, I want to thank Dennis for his service over the past year as Interim Chief Financial Officer. We are grateful that he will continue to support the team in the coming months to help ensure a smooth transition.”

About Markus Neubrand

Mr. Neubrand brings two decades of finance and operations experience in the fashion industry to Guess?. He currently serves as Group Chief Financial Officer of luxury fashion brand MCM Worldwide (MCM Global AG), a role he has held since January 2021. Previously, he spent 17 years at Hugo Boss, in roles of increasing responsibility, including Managing Director Scandinavia and Group Director Financial Planning at the headquarters in Germany, and culminating with his role as Chief Operating Officer and Chief Financial Officer of Hugo Boss Americas from 2014 to 2020. Mr. Neubrand began his career at Deloitte in Germany. He received a Master’s degree in Business Administration and Economics from the University of Hohenheim in Stuttgart.

About Fabrice Benarouche

Mr. Benarouche has served as the Company’s Vice President, Finance and Investor Relations since 2014 after having joined Guess? in 2006 and serving in various other financial roles. Prior to joining the Company, Mr. Benarouche was a manager at Ineum Consulting (Deloitte Consulting) in France. Mr. Benarouche received a Master of Science in Information Technology from Telecom SudParis.

About Guess?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 28, 2023, the Company directly operated 1,046 retail stores in the Americas, Europe and Asia. The Company’s partners operated 562 additional retail stores worldwide. As of January 28, 2023, the Company and its partners operated in approximately 100 countries worldwide.

Contacts

Guess?, Inc.
Fabrice Benarouche
SVP, Finance and Investor Relations and Chief Accounting Officer
(213) 765-5578